EXHIBIT NO. 99.(j) 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information of MFS Emerging Markets Debt Fund in Post-Effective Amendment No. 76 to the Registration Statement (Form N-1A, No. 33-1657).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated September 16, 2010, with respect to the financial statements and financial highlights of MFS Emerging Markets Debt Fund and included in the Annual Report to Shareholders for the fiscal year ended July 31, 2010.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts
November 22, 2010